UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 27, 2012

YANGLIN SOYBEAN, INC.

(Exact name of registrant as specified in charter)

Nevada	000-52127	20-4136884
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NO. 99 FANRONG STREET, JIXIAN COUNTY

SHUANG YA SHAN CITY

HEILONGJIANG PROVINCE

CHINA, 155900

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-469-469300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Yanglin Soybean, Inc.(the “Company”) received a written notice dated June 27, 2012 (the “Notice”) from the Jixian County People’s Government (the “Jixian Government”). Pursuant to the Notice, the Jixian Government notified the Company that it had determined that the Company would be required to move its Factory No. 3 from its current location by September 30, 2012 because the current location of Factory No. 3 was materially interfering with the city’s plan of northward expansion. The Notice further stated that the Jixian Government would enter into an agreement with the Company regarding the provision of compensation to the Company for its losses as a result of the required relocation of its Factory No. 3.

The Company ceased production at its Factory No. 3 at the end of July 2012. The Company is in the process of completing its removal work with respect to Factory No. 3, which it expects to complete by the end of September 2012. The Company has identified a site for the construction of a new factory to replace Factory No. 3. Construction work with respect to the new factory is expected to begin in the second quarter of 2013. It is expected that construction of the new factory will take approximately two years. The Company is currently in negotiations with the Jixian Government with respect to the agreement for compensation for its losses as a result of the required relocation of Factory No. 3.

Factory No. 3, which was built in 2005, manufactured Grade IV soybean oil, soybean meal and salad oil. The annual production capacity of Factory No. 3 was 300,000 tons. Sales of products manufactured at Factory No. 3 were responsible for approximately 54% of the Company’s total revenue for the first six months of 2012. The land use rights for the 45,596 square meters of land on which Factory No. 3 was located had previously been purchased by the Company. Factory No. 3 also included the following three buildings:

Location	Area (square meters)	Nature of building	Function	Certificate
Bei No.4, Nongfeng Village (Factory No. 3)	1658.46	Private Asset	Office, garage	Ji Fang Quan Zheng Fanrong Zi No. 00033652
Bei No.4, Nongfeng Village ( Factory No. 3)	9224.93	Private Asset	Workshop	Ji Fang Quan Zheng Fanrong Zi No. 00036015
Factory No. 3	1401.47	Private Asset	Boiler room	Ji Fang Quan Zheng Fanrong Zi No. 00033653

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YANGLIN SOYBEAN, INC.

By:	/s/ Shulin Liu
Name: Title:	Shulin Liu Chief Executive Officer

Dated: September 12, 2012